Contact: Bill Galligan, (816) 983-1551, bgalligan@kcsouthern.com

KCS COMPLETES OFFERING OF COMMON STOCK

Kansas City, Missouri, August 3, 2009 – Kansas City Southern (KCS) (NYSE:KSU) announced today that it has successfully issued $75 million of new common stock. KCS issued a total of 4,330,208 shares at an average price of $17.32 per share under its previously announced ATM Equity Offering(SM) Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, and through a separate stock purchase agreement with an institutional investor. Following the completion of these sales of common stock, KCS has approximately 95,999,286 common shares outstanding. KCS currently has no plans to raise additional capital through the issuance of shares of its common stock.

“I am pleased that we were able to issue $75 million of our common stock at prevailing market prices without affecting the market price of our stock and in conditions where many established companies are struggling to raise capital,” commented Michael R. Haverty, KCS’s Chairman and Chief Executive Officer. “The additional capital, along with our previously announced reduced level of capital spending during the second half of 2009, should improve our liquidity. Additionally, we don’t have any major debt maturities due until April 2011.”

Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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